Exhibit 23

             Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 1, 1999 relating to the financial statements, which appears in the 1998 Annual Report to Shareowners of AlliedSignal Inc., which is incorporated by reference in AlliedSignal's Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference in this Registration Statement of our report dated June 11, 1999 relating to the financial statements of the AlliedSignal Savings Plan, which appears in the AlliedSignal Savings Plan's Annual Report on Form 11-K for the plan year ended December 30, 1998. We also consent to the references to us under the heading "Incorporation of Documents by Reference" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Florham Park, New Jersey
September 30, 1999